Exhibit 99.(i)

The Mexico Fund, Inc.
Monthly Summary Report | October 31, 2025

Description

The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchanges. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)

The Board of Directors of the Fund has authorized quarterly distributions of $0.25 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights

Total Net Assets (million) [1]	$317.52	Daily Average Number of Shares Traded [2]	59,116
NAV per share [1]	$22.02	Outstanding Shares [3]	14,420,065
Closing price [2]	$19.39	Expense Ratio (4/30/2025)	1.40%
Discount	11.94%	Portfolio Turnover (4/30/2025)	3.37%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years	Dec – 08[4]
MXF Market Price	-0.30%	55.47%	46.48%	17.12%	18.41%	5.64%	8.68%
MXF NAV	-1.80%	37.68%	31.17%	12.43%	16.03%	4.83%	8.15%
MSCI Mexico Index	-0.91%	47.21%	38.34%	14.15%	18.20%	4.96%	6.96%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

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1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.

2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.

3 During October 2025, the Fund repurchased no shares.

4 On January 1, 2009, the current portfolio management team began managing the Fund´s portfolio.

www.themexicofund.com

The Mexico Fund, Inc.
Monthly Summary Report | October 31, 2025

Top Ten Holdings (67.00% of Net Assets)

1 Grupo México	13.09%	6 América Móvil	4.86%
2 Grupo Financiero Banorte	11.28%	7 Grupo Aeroportuario del Pacífico	3.62%
3 Fomento Económico Mexicano	9.97%	8 Arca Continental	3.51%
4 Wal-Mart de México	9.18%	9 Gruma	3.21%
5 Cemex	5.13%	10 Grupo Aeroportuario del Sureste	3.15%

Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager’s Comments

Global equity markets registered positive returns during October 2025. The MSCI World Index and the MSCI Emerging Markets Index increased by 1.9% and 4.1%, respectively, during the month. On global monetary policy, the Federal Reserve reduced its overnight interest rate by 25 basis points to a range between 3.75% and 4.00%, while the European Central Bank maintained its main refinancing rate at 2.15%. The DJIA and the S&P 500 increased 2.5% and 2.3%, respectively, while the yield on the 10-year Treasury note decreased 7 basis points to 4.08% and the U.S. dollar appreciated 2.1% (measured by the DXY Index 1) during October 2025. In Mexico, the MSCI Mexico Index decreased 0.9% and the Mexican peso depreciated 1.3% during the month, to Ps. $18.55, whereas the Fund’s NAV decreased 1.8%, underperforming its benchmark.

In local news, Mexico´s preliminary GDP2 for the third quarter of 2025 reported an annual decrease of 0.3%, accumulating a growth of 0.5% during the first nine months of 2025. Mexican-listed companies reported positive financial results for the third quarter of 2025, with sales and Ebitda increasing 3.8% and 4.6%, respectively, despite a decrease in Mexico’s GDP, as mentioned above. Regarding tariffs, the deadline for an increase in tariffs on some Mexican exports to the U.S., from 25% to 30%, was set to expire in October. However, Mexican President Claudia Sheinbaum announced that she reached an agreement with President Donald Trump to extend the deadline while negotiations on trade, security, and migration issues continue.

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The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure

All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

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5 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.

6 Figures for preliminary GDP are seasonally adjusted. .

www.themexicofund.com